                       SCHEDULE 14C INFORMATION STATEMENT

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

                                File No. 0-24992

Check the appropriate box:
[X]  Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[ ]  Definitive Information Statement

                        TELETOUCH COMMUNICATIONS, INC.
               (Name of Registrant As Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1) Title of each class of securities to which transaction applies:

      a - Common Stock, par value $.001 per share b - Class A Redeemable Common Stock Purchase Warrants

2) Aggregate number of securities to which transaction applies:

      All securities of each such class issued or authorized for issuance.

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                                                     N/A

4) Proposed maximum aggregate value of transaction:  N/A

5) Total fee paid:                                   N/A

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)   Amount Previously Paid:                         N/A

2)   Form, Schedule or Registration Statement No.:   N/A

3)   Filing Party:                                   N/A

4)   Date Filed:                                     N/A

                         TELETOUCH COMMUNICATIONS, INC.

                             INFORMATION STATEMENT

                              Dated May ___, 1998


                                 INTRODUCTION

     This Information Statement is furnished in connection with the prior action taken by the holders of a majority of shares of Common Stock entitled to vote on certain corporate matters relating to Teletouch Communications, Inc., a Delaware corporation (the "Company"). This information statement is furnished in compliance with Section 14(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     The Company's Board of Directors took unanimous affirmative action with respect to the proposal discussed herein (the "Proposal") and recommended that stockholders vote in favor of the Proposal. As of April 1, 1998 (the "Voting Date"), there were authorized 25,000,000 shares of Common Stock, par value $.001 per share, and 6,353,416 shares of Common Stock issued and outstanding. On the Voting Date the holders ("Voting Stockholders") of 3,301,387 shares, or approximately 52% of the total outstanding shares of Common Stock of the Company, consented in writing to the Proposal and such vote was sufficient to take the proposed action. The Board of Directors is not soliciting any proxies or consents from any other stockholders in connection with the Proposal. This Information Statement is being mailed to stockholders on or about May ___, 1998, to all stockholders of record on May 11, 1998 (the "Record Date").

     The principal executive offices of the Company are located at 110 N. College, Suite 200, Tyler, Texas 75702 and its telephone number is
(903) 595-8800.

                     WE ARE NOT ASKING YOU FOR A PROXY AND
                  YOU ARE REQUESTED NOT TO SEND THE US A PROXY

                                  * * * * * *


                        DISSENTERS' RIGHTS OF APPRAISAL

     No action was taken by the Board of Directors or the Voting Stockholders for which the laws of the State of Delaware, the Certificate of Incorporation or the By-Laws of the Company provide a right of a stockholder to dissent and obtain appraisal of or payment for such stockholder's shares.


                       INTEREST OF OFFICERS AND DIRECTORS
                          IN MATTERS TO BE ACTED UPON

     No officers or directors of the Company have any substantial interest in the Proposal, except insofar as such officers or directors may be shareholders of the Company, in which case the implementation of the Proposal will affect them the same as it affects as all other shareholders of the Company.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The following table sets forth, to the extent known by the Company, certain information as of the Voting Date with respect to: (1) each executive officer and director; (2) all persons known by the Company to be the beneficial owners of five percent or more of the Company's Common Stock; and (3) all executive officers and directors of the Company as a group.

                                                                     Percentage of Outstanding
Name and Address                                  Number of Shares    Shares of Common Stock
of Beneficial Owner (1)                          Beneficially Owned     Beneficially Owned
----------------------------------------------   ------------------  -------------------------
Robert M. McMurrey (2)(3)(4)                          1,910,000                29.6%
110 N. College, Suite 200
Tyler, TX  75702

J. Richard Carlson (2)                                    4,200                  *
110 N. College, Suite 200
Tyler, TX  75702

G. David Higginbotham  (2)(3)(5)                        510,000                 8.0%
110 N. College, Suite 200
Tyler, TX  75702

Clifford E. McFarland (3)(6)                             19,000                  *
McFarland, Grossman & Company
9821 Katy Freeway, Suite 500
Houston, TX  77024

Charles C. Green III (3)(7)                              10,000                  *
Castle Tower Holding Corporation
510 Bering, Suite 310
Houston, TX  77057

Continental Illinois Venture Corporation (8)          8,769,085                59.8%
231 South La Salle Street
Chicago, IL  60697

Marcus D. Wedner (3)(9)                               8,779,085                59.9%
Continental Illinois Venture Corporation
231 South La Salle Street
Chicago, IL  60697

Thomas E. Van Pelt (3)(9)                             8,779,085                59.9%
Continental Illinois Venture Corporation
231 South La Salle Street
Chicago, IL  60697


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

                                                                     Percentage of Outstanding
Name and Address                                  Number of Shares    Shares of Common Stock
of Beneficial Owner (1)                          Beneficially Owned     Beneficially Owned
----------------------------------------------   ------------------  -------------------------
Thomas E. Gage (3)(10)                                   85,000                 1.3%
Marconi Pacific, LLC
7910 Woodmont Avenue, Suite 540
Bethesda, MD  20814

Thomas R. McLemore (2)(11)                                6,849                  *
110 N. College, Suite 200
Tyler, TX  75702

CIVC Partners I (12)                                    767,647                11.3%
c/o Continental Illinois Venture Corporation
231 South La Salle Street
Chicago, IL  60697

GM Holdings, L.L.C. (13)                              1,052,292                14.2%
201 Fourth Avenue North, 11th Floor
Nashville, TN  37219

All Executive Officers & Directors as a              11,314,134                75.7%
 Group (nine persons) (14)

_______________
 *   Denotes less than one percent.
(1) Unless otherwise noted, the Company believes that all of such shares are owned of record by each individual named as beneficial owner and that such individual has sole voting and dispositive power with respect to the shares of Common Stock owned by each of them. Such person's percentage ownership is determined by assuming that the options or convertible securities that are held by such person, and which are exercisable within 60 days from the date hereof, have been exercised or converted, as the case may be.
(2)  Executive Officer.
(3)  Director.
(4) Mr. McMurrey is the sole owner of the outstanding stock of Rainbow Resources, which is the direct owner of 1,800,000 of such shares. Includes 115,000 shares underlying the currently exercisable portion of options issued to Mr. McMurrey. By virtue of Mr. McMurrey's ownership of Rainbow Resources, he may be deemed to be a "parent" of the Company.
(5) Includes 60,000 shares underlying the currently exercisable portion of options issued to Mr. Higginbotham.
(6)  Includes 10,000 shares underlying a stock option granted to Mr. McFarland.
(7)  Represents shares underlying a stock option granted to Mr. Green.
(8) Includes 3,991,260 shares of Common Stock underlying a currently exercisable warrant issued to Continental Illinois Venture Corporation ("CIVC") and 2,917,554 shares of Common Stock underlying warrants to purchase 486,259 shares of non-voting Series B Preferred Stock (each share of Series B Preferred Stock is convertible into six shares of Common Stock). Also includes 1,074,691 shares of Common Stock issued, and 785,580 shares of Common Stock issuable, to parties related to and not related to CIVC for which CIVC holds the voting rights. CIVC may be deemed to be the beneficial owner of such additional shares pursuant to the rules of attribution of beneficial ownership set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). CIVC disclaims beneficial ownership of such 1,074,691 and 785,580 shares. Does not include liquidation value of $11,818,000 (or 11,818 shares) of non-voting Series A Preferred Stock issued to CIVC. CIVC may be deemed to be a "parent" of the Company pursuant to the Exchange Act. The Company has been informed by CIVC of CIVC's intent to exercise its warrants to purchase Common Stock and Class B Preferred Stock (and to convert such Class B Preferred Stock into Common Stock). Any such issuance of Common Stock to CIVC will require the approval of the Federal Communications Commission ("FCC"). There can be no assurance that such FCC approval will be forthcoming, or, if it is, that CIVC will in fact exercise its rights to purchase Common Stock.
(9) Includes 10,000 shares underlying stock options issued to each of Messrs. Wedner and Van Pelt. The remaining holdings represent shares issued or underlying currently exercisable warrants or convertible preferred shares issued to CIVC, of which each of Messrs. Wedner and Van Pelt is a Managing Director, and to certain related parties of CIVC (including CIVC Partners I, of which Messrs. Wedner and Van Pelt are general partners) and others. Because they hold voting control over (i) the Company's securities owned by CIVC and (ii) the Company's securities covered by proxies granted by others to CIVC, each of Messrs. Wedner and Van Pelt may be deemed to be the beneficial owner of such shares pursuant to the rules of attribution of beneficial ownership set forth in Rule 13d-3 under the Exchange Act.
(10) Includes 10,000 shares underlying the currently exercisable portion of an option issued to Mr. Gage, and 75,000 shares underlying warrants held of record by Marconi Pacific, LLC, of which Mr. Gage is Chairman.
(11) Represents shares underlying the currently exercisable portion of an option issued to Mr. McLemore.
(12) Includes 324,174 shares which may be acquired upon conversion of 54,029 shares of non-voting Series B Preferred Stock. All of such shares are also included in the figure reported for CIVC in this table, because CIVC holds the voting power, but not the dispositive power, for such shares. CIVC may be deemed to be the beneficial owner of such shares pursuant to the rules of attribution of beneficial ownership set forth in Rule 13d-3 under the Exchange Act. Does not include liquidation value of $1,313,000 (or 1,313 shares) of Series A Preferred Stock issued to CIVC Partners I. Each of Messrs. Wedner and Van Pelt is a general partner of CIVC Partners I and each has voting control over the securities of the Company held by CIVC Partners I.
(13) Includes 444,378 shares which may be acquired upon conversion of 74,063 shares of non-voting Series B Preferred Stock. All of such shares are also included in the figure reported for CIVC in this table because CIVC holds the voting power, but not the dispositive power, for such shares. CIVC may be deemed to be the beneficial owner of such shares pursuant to the rules of attribution of beneficial ownership set forth in Rule 13d-3 under the Exchange Act. Does not include liquidation value of $1,800,000 (or 1,800 shares) of Series A Preferred Stock issued to GM Holdings, L.L.C.
(14) Includes 2,729,977 shares of Common Stock issued and outstanding and 8,584,157 shares of Common Stock underlying exercisable warrants, options and convertible preferred shares.


                                 THE PROPOSAL:
                 TO EFFECT A 2-FOR-3 REVERSE STOCK SPLIT OF THE
                  COMPANY'S OUTSTANDING SHARES OF COMMON STOCK

          The Board of Directors adopted a resolution declaring advisable an amendment to the Company's Certificate of Incorporation to effect a two-for-three reverse stock split of its authorized Common Stock. As of the Voting Date and the Record Date, there were authorized 25,000,000 shares of Common Stock, par value $.001 per share, and 6,353,416 shares of Common Stock issued and outstanding. Except for the receipt of cash in lieu of fractional interest, the reverse stock split will not affect any stockholder's proportionate equity interest in the Company. The amendment will not have any material impact on the aggregate capital represented by the shares of Common Stock for financial statement purposes. Adoption of the reverse stock split will not reduce the number of shares of Common Stock authorized for issuance and will not change the par value of the Common Stock, but will reduce the number of shares of Common Stock presently issued and outstanding, from 6,353,416 shares to approximately 4,235,600 shares. In connection with the reverse stock split, current stockholders would receive two shares, or cash for any resulting fractional share, or both, in exchange for each three currently outstanding shares. Except for changes resulting from the reverse stock split, the rights and privileges of holders of shares of Common Stock will remain the same after the reverse stock split.

REASONS FOR THE REVERSE STOCK SPLIT

          In order to maintain a liquid and active market in the Company's publicly traded securities, the Company applied for listing of its Common Stock and Redeemable Class A Common Stock Purchase

Warrants ("Class A Warrants") on the American Stock Exchange ("AMEX")/1/. The Company's application was approved and its securities began trading on AMEX on April 6, 1998. As a condition to approving the Company's listing application, AMEX required that the Company effect a reverse stock split in order to increase the market price of the Company's Common Stock, so as to meet certain AMEX listing criteria. On April 1, 1998 the Company's Board of Directors took the necessary action to adopt the Proposal and recommend that it be passed by the Company's stockholders. On the same date the Voting Stockholders approved the Proposal.

          The decrease in the number of shares of Common Stock outstanding as a consequence of the reverse stock split should increase the per share price of the Common Stock, which may encourage greater interest in the Common Stock and possibly promote greater liquidity for the Company's stockholders. However, the increase in the per share price of the Common Stock as a consequence of the reverse stock split may be proportionately less than the decrease in the number of shares outstanding. In addition, any increased liquidity due to any increased per share price could be partially or entirely offset by the reduced number of shares outstanding after the reverse stock split. There can, however, be no assurance that the favorable effects described above will occur, or that any increase in per share price of the Common Stock resulting from the reverse stock split will be maintained for any period of time. The management of the Company does not currently intend to engage in any future transactions or business combinations which would qualify the Company for deregistration of the Common Stock from the reporting and other requirements of Federal securities laws.

          It is expected that filing of the Certificate of Amendment will occur 20 days after the date of mailing of this Information Statement, which is expected to occur on or about May ___, 1998. The reverse stock split will become effective on the effective date of that filing (the "Effective Date"). Commencing on the Effective Date, each currently outstanding certificate will be deemed for all corporate purposes to evidence ownership of the reduced number of shares resulting from the reverse stock split. Currently outstanding certificates do not have to be surrendered in exchange for new certificates in connection with the reverse stock split. Rather, new stock certificates reflecting the number of shares resulting from the reverse stock split will be issued only as currently outstanding certificates are transferred. However, the Company will provide stockholders with instructions as to how to exchange their certificates and encourage them to do so. The Company will obtain a new CUSIP number for its shares of Common Stock.

          To the extent a stockholder holds a number of shares that would result in a residual fractional interest, the Company will pay, as soon as is practicable after the Effective Date, [$____] for each share of Common Stock outstanding prior to the reverse stock split that comprises the fractional interest. Stockholders will not have the opportunity on or after the Effective Date to round off their stockholdings to avoid resulting fractional interest. The [$_____] price per share figure for the Common Stock purchased pursuant to the retirement of resulting fractional interest is based on the closing price of the Common Stock as reported on AMEX on May ___, 1998. The management of the Company believes that the [$_____] price per share figure is fair to all of the stockholders of the Company and the Company. As of May ___, 1998, the Company had [______] stockholders of record and believes that the approximate total number of beneficial holders of the Common Stock of the Company to be approximately [_______], based on

----------
/1/      Effective on February 23, 1998, the Nasdaq SmallCap Market ("Nasdaq")
adopted new standards for the maintenance of listing of securities on the Nasdaq system. To qualify for continued listing on Nasdaq, effective February 23, 1998, the Company was required to maintain net tangible assets of at least $2 million or, in the alternative, maintain market capitalization of at least $35 million or have net income in the latest fiscal year or two of the last three fiscal years of at least $500,000. Management of the Company was uncertain whether it would be able to demonstrate to Nasdaq whether it could meet these conditions within an acceptable period of time.

information received from the transfer agent and those brokerage firms who hold the Company's securities in custodial or "street" name. After the reverse stock split the Company estimates that, based on the stockholdings as of May ___, 1998, it will continue to have approximately the same number of stockholders.

          There can be no assurance that the market price of the Common Stock after the reverse stock split will be one and one-half times the market price before the reverse stock split, or that such price will either exceed or remain in excess of the current market price.

CLASS A WARRANTS

          The Company has outstanding Redeemable Class A Common Stock Purchase Warrants ("Class A Warrants") to purchase an aggregate 2,300,000 shares of Common Stock at an exercise price of $4.50 per share. The amount of Common Stock issuable pursuant to the Class A Warrants will be reduced to two-thirds the previous amounts and the per share exercise prices will be increased to $6.75, one and one-half times the previous price.

OPTIONS AND OTHER WARRANTS

          The Company also has outstanding various options and other warrants to acquire up to an aggregate of approximately 13,903,394 shares of Common Stock at various exercise prices. The amount of Common Stock issuable pursuant to these options and warrants will be reduced to two-thirds the previous amounts and the per share exercise prices will be increased to one and one-half times the previous prices.

FEDERAL INCOME TAX CONSEQUENCES

          The federal income tax consequences of the reverse stock split will be as set forth below. The following information is based upon existing law which is subject to change by legislation, administrative action and judicial decision and is therefore necessarily general in nature. Therefore, stockholders are advised to consult with their own tax advisors for more detailed information relating to their individual tax circumstances.

          The reverse stock split will be a tax-free recapitalization for the Company and its stockholders to the extent that currently outstanding shares of stock are exchanged for other shares of stock after the split.

          The new shares in the hands of a stockholder will have an aggregate basis for computing gain or loss equal to the aggregate basis of shares of stock held by that stockholder immediately prior to the reverse stock split if no fractional shares are present. If fractional shares are present as a result of the split, and the stockholder realizes a gain on the exchange, the stockholder will recognize a taxable gain equal to the lesser of the cash received or the gain realized. If fractional shares are present and a loss is realized on the exchange, the loss is not recognized, but rather the loss must be deferred until the stockholder disposes of the new stock in a taxable transaction. The stockholder's basis in the new stock is equal to the basis in the stock exchanged less any cash received plus gain recognized, if any.

          Stockholders who receive cash for fractional shares will be treated as if they had received such fractional shares and then sold them to the Company. Such stockholders will recognize gain or loss equal to the difference between the amount of cash received and their basis in the stock exchanged.

                     STOCKHOLDER PROPOSALS AND SUBMISSIONS

     If any stockholder wishes to present a proposal for inclusion in the proxy materials to be solicited by the Company's Board of Directors with respect to the next Annual Meeting of Stockholders, that proposal must be presented to the Company's management prior to June 10, 1998.


                                      TELETOUCH COMMUNICATIONS, INC.


                                      Susie F. Smith, Secretary

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